UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BioMed Realty Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BioMed Realty Trust, Inc.

2013 Annual Meeting of Stockholders to be held on May 29, 2013

Supplemental Information Regarding Proposal 4: Approval of the 2013 Amendment and Restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P.

Dear Fellow Stockholders:

At the 2013 Annual Meeting of Stockholders to be held on May 29, 2013, BioMed Realty Trust, Inc.’s stockholders will vote to approve the 2013 amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (the “Incentive Award Plan”). Proposal 4 is described in detail beginning on page 20 of our 2013 proxy statement. This Supplemental Information is being provided to give you additional information regarding Proposal 4. Our Board of Directors has recommended that you vote FOR Proposal 4.

On May 23, 2013, in response to feedback from our stockholders, our Compensation Committee approved an amendment to the Incentive Award Plan which eliminated the authority of the plan administrator to grant awards with reload provisions under the Incentive Award Plan.

We urge you to consider the recent amendment to the Incentive Award Plan in your decision to vote FOR Proposal 4.

We also welcome the opportunity to speak with you. Please contact Jon Klassen, Senior Vice President, General Counsel and Secretary, at (858) 207-5864 or jon.klassen@biomedrealty.com to discuss this amendment to the Incentive Award Plan or any of the proposals to be voted on at the Annual Meeting of Stockholders.

Sincerely,

Richard I. Gilchrist

Chair, Compensation Committee